NEWS FOR RELEASE: 2/3/00, 11:00am ET

Contacts:   Maritza Maldonado         Jeffrey Lee              David Bondurant
            Pacifico, Inc.            Demer IR Counsel, Inc.   Enhanced Memory
           (408) 293-8600, Ext. 317  (925) 938-2678 Ext. 241   (719) 481-7003


               RAMTRON ENTERS AGREEMENT WITH INFINEON TECHNOLOGIES
                          FOR STAKE IN EMS SUBSIDIARY

      Enhanced Memory Systems, Inc. Gains Leading Edge DRAM Technology
        and Committed Wafer Capacity for EDRAM (registered trademark)
              and ESRAM (registered trademark) Memory Products

COLORADO SPRINGS, CO. February 3, 2000 - Ramtron International Corporation (Nasdaq: RMTR) announced today that Infineon Technologies (Infineon), formerly Siemens Semiconductors, has acquired 20% of Ramtron's wholly owned subsidiary, Enhanced Memory Systems, Inc. (EMS). The agreement provides EMS with access to Infineon's leading edge DRAM technology and manufacturing capacity in return for the investment.

Under the terms of the investment agreement, EMS receives access to Infineon's world-class advanced DRAM process and design technology as well as a committed wafer capacity for up to $200 million of product annually. Infineon's technologies now available to EMS include current 0.2 micron and 0.17 micron DRAM and embedded DRAM processes as well as advanced product designs including Infineon's 256Mbit SDRAM. With the newly available technologies, EMS is targeting the development of new memory products optimized for the rapidly expanding telecommunications market, among others.

EMS currently manufactures its enhanced SDRAM (ESDRAM) products at Infineon and is currently developing new high-performance enhanced SRAM (ESRAM (registered trademark) memory technology using Infineon's embedded DRAM technology.

"Given current market trends, the timing for combining Infineon's DRAM manufacturing assets with EMS's low-latency DRAM technology is ideal. Allowing EMS to access our most advanced processes and designs is reflective of the confidence we have in their ability to capitalize upon this opportunity and become a leading supplier of specialty memory products and a major customer for our foundry business," said Dr. Jurgen Scholz, director and general manager of Embedded & Graphics Memories Group at Infineon Technologies.

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"We are pleased to increase our cooperation with Infineon through this investment agreement," said Craig Rhodine, vice president and general manager of EMS. "This agreement gives EMS the design and process technology along with committed wafer capacity necessary to rapidly expand our product portfolio with leading edge products. The execution of this agreement allows us to recognize the growth potential of EMS as the industry continues to look for higher-performance memory products."

About  ESRAM (registered trademark) Memory Technology

Enhanced Memory Systems is the pioneer in patented low latency EDRAM (registered trademark) technology that integrates fast DRAM and SRAM cache on one chip. This technology allows our JEDEC superset standard ESDRAM products to achieve SRAM-like speed along with DRAM density, cost, and power. Future high performance memory and system-on-chip products need true SRAM random access speed but with higher density and lower cost. Enhanced Memory Systems is currently developing faster enhanced SRAM (ESRAM (registered trademark) using Infineon's embedded DRAM technology.

About Infineon Technologies

Infineon Technologies AG, Munich, Germany, offers semiconductor solutions for applications in the wireless and wired communications markets, for the automotive and industrial sectors, for security systems and chip cards as well as memory products. With a global presence, Infineon operates in the US from San Jose, CA and in the Asia-Pacific region from Singapore. In the fiscal year 1999 (ending September), the company achieved sales of EUR 4.24 billion (US $4.51 billion) with 25,800 employees worldwide. Further information at www.infineon.com

About Ramtron and Enhanced Memory Systems, Inc.

Enhanced Memory Systems develops and markets patented EDRAM (registered trademark) and ESRAM (registered trademark) high-performance specialty memories that combine fast DRAM and SRAM on one chip. Enhanced Memory Systems is headquartered in Colorado Springs, Colorado and is a subsidiary of Ramtron International Corporation (Nasdaq: RMTR).

For more information about Ramtron and its products, contact Communications Department, Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado, USA, 80921. Telephone is 800-545-FRAM (3726); FAX is 719-481-9294; E-mail address is edraminfo@ramtron.com. Homepage is www.ramtron.com and www.edram.com

EDRAM is a registered trademark of Enhanced Memory Systems, Inc. ESRAM is a trademark of Enhanced Memory Systems, Inc. All other trademarks are the property of their respective companies.

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